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                               January 2, 1997



Crescent Real Estate Equities Trust
777 Main Street, Suite 2100
Fort Worth, Texas 76102

        Re: 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan

Ladies and Gentlemen:

        We have acted as counsel for Crescent Real Estate Equities Trust, a Texas real estate investment trust (the "Company"), in connection with the offer and sale by the Company, at its option, of up to 50,000 common shares (the "Shares") of beneficial interest, par value $0.01 per share (the "Common Shares"), of the Company pursuant to the exchange rights accompanying the units of limited partnership interest ("Units") issued by Crescent Real Estate Equities Limited Partnership pursuant to the 1995 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "Plan") and the Company's Registration Statement on Form S-8 being filed with the Securities and Exchange Commission on January 2, 1997 (the "Registration Statement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.


        We have examined originals, or copies identified to our satisfaction as being true copies of (a) the Company's Declaration of Trust, (b) the Company's Bylaws, as currently in effect, (c) minutes of meetings or unanimous consents in lieu of meetings of the Company's board of trust managers and shareholders, and
(d) such other records and documents of the Company, certificates of the Company and public officials and statutes as we have deemed necessary for the purpose of this opinion.

        Based upon such examination and in reliance thereon, we are of the opinion that the 50,000 Shares will, upon issuance in exchange for Units issued in accordance with the terms contemplated in the Plan and in the Registration Statement, be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.02 to the Registration Statement and to the references to this Firm in the Registration Statement.

                                Very truly yours,

                                WINSTEAD SECHREST & MINICK P.C.

                                By: /s/ BRUCE A. CHEATHAM
                                   ----------------------------
                                      Bruce A. Cheatham